Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 312-549-5002 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS FIRST QUARTER RESULTS

CHICAGO, September 30, 2026 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the first quarter of fiscal year 2027, which ended on August 30, 2026. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

●	Reported net sales decreased 1.4%; organic net sales decreased 1.1%.
●	Reported operating margin was 10.3%; adjusted operating margin was 11.5%.
●	Reported diluted earnings per share (EPS) was $0.36, a 5.9% increase. Adjusted earnings per share was $0.41, a 5.1% increase.
●	The company is reaffirming its fiscal 2027 guidance, reflecting:
●	Organic net sales change of (3)% to (1)% compared to fiscal 2026
●	Adjusted operating margin between 10.0% and 10.5%
●	Adjusted EPS between $1.40 and $1.50

CEO Perspective

John Brase, president and chief executive officer of Conagra Brands, commented, “We delivered a solid start to fiscal 2027 with top line results largely in line with expectations and profit ahead of expectations amid a challenging operating environment. Importantly, we are acting on our previously outlined priorities including restoring margins, increasing investment, reducing complexity, and rebalancing capital allocation, which are translating into measurable progress across the business. While there is more work to be done, we remain on track to deliver the year and are reaffirming our fiscal 2027 guidance.”

Total Company First Quarter Results

In the quarter, net sales decreased 1.4% to $2.6 billion, reflecting:

●	a 0.2% increase from the favorable impact of foreign exchange,
●	a 0.5% decrease from the impact of M&A, and
●	a 1.1% decrease in organic net sales.

The 1.1% decrease in organic net sales was driven by a 1.0% positive impact from price/mix and a 2.1% volume decrease. In the quarter, the company gained dollar share in categories including frozen vegetables, pudding, chili, frozen breakfast, hot dogs, and frozen desserts.

Gross profit decreased 3.4% to $619 million in the quarter and adjusted gross profit decreased 3.9% to $619 million as higher productivity and approximately $4 million in tariff refunds were more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, and unfavorable operating leverage. Gross margin decreased 50 basis points to 23.8% in the quarter, and adjusted gross margin decreased 62 basis points to 23.8%.

CONAGRA BRANDS

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 4.4% to $350 million in the quarter primarily due to legacy legal matters. Adjusted SG&A, which includes A&P, decreased 3.7% to $321 million including a $10 million benefit related to fiscal 2026 incentive compensation, partially offset by a 15.1% increase in A&P to $61 million.

The company realized pension and postretirement non-service income of $6 million in the quarter, in line with the prior year.

In the quarter, equity method investment earnings increased 71.8% to $50 million primarily driven by favorable market conditions and effective management through recent volatility in wheat markets for the Ardent Mills joint venture.

Net interest expense was $92 million in the quarter. Compared to the prior year period, net interest expense decreased 2.1% due to a reduction in total debt.

In the quarter, the effective tax rate was 25.2% compared to 43.1% in the prior year period, when the rate was affected by the Chef Boyardee and frozen seafood divestitures. The adjusted effective tax rate was 24.8% compared to 25.0% in the prior year period.

In the quarter, net income increased 6.0% to $174 million, or $0.36 per diluted share compared to $165 million, or $0.34 per diluted share in the prior year period. Adjusted net income increased 4.3% to $197 million, or $0.41 per diluted share, compared to $189 million, or $0.39 per diluted share in the prior year period primarily as a result of lower adjusted SG&A expense and higher equity earnings, partially offset by lower gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 2.4% to $451 million in the quarter.

The weighted average diluted share count in the quarter was 480 million shares.

In the quarter, the company paid a dividend of $0.35 per share.

Grocery & Snacks Segment First Quarter Results

Net sales for the Grocery & Snacks segment decreased 2.6% to $1.1 billion in the quarter, reflecting:

●	a 0.6% decrease from the impact of M&A, and
●	a 2.0% decrease in organic net sales.

The decrease in organic net sales was driven by a price/mix increase of 3.4% and a volume decrease of 5.4%.

Operating profit for the segment decreased 21.5% to $205 million in the quarter and adjusted operating profit decreased 7.2% to $205 million as higher productivity was more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, unfavorable operating leverage, and higher A&P investment.

Refrigerated & Frozen Segment First Quarter Results

Net sales for the Refrigerated & Frozen segment decreased 2.1% to $1.1 billion in the quarter, reflecting:

●	a 0.5% decrease from the impact of M&A, and
●	a 1.6% decrease in organic net sales.

The decrease in organic net sales was driven by a price/mix decrease of 1.5% and a volume decrease of 0.1%.

CONAGRA BRANDS

Operating profit for the segment decreased 9.6% to $102 million in the quarter and adjusted operating profit decreased 13.0% to $100 million as higher productivity was more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, unfavorable operating leverage, and higher A&P investment.

International Segment First Quarter Results

Net sales for the International segment increased 2.7% to $218 million in the quarter reflecting:

●	a 2.4% increase from the favorable impact of foreign exchange,
●	a 0.6% decrease from the impact of M&A, and
●	a 0.9% increase in organic net sales.

The increase in organic net sales was driven by a price/mix increase of 1.6% and a volume decrease of 0.7%.

Operating profit for the segment decreased 7.9% to $34 million in the quarter and adjusted operating profit decreased 8.6% to $34 million as higher organic net sales and higher productivity were more than offset by the negative impact of cost of goods sold inflation, unfavorable foreign exchange rates, and higher A&P investment.

Foodservice Segment First Quarter Results

Net sales for the Foodservice segment increased 3.2% to $273 million in the quarter, reflecting:

●	a 0.1% decrease from the impact of M&A, and
●	a 3.3% increase in organic net sales.

The increase in organic net sales was driven by a price/mix increase of 0.8% and a volume increase of 2.5%. Volumes benefited approximately 150 basis points due to timing of customer orders, which occurred in the third quarter last year.

Operating profit and adjusted operating profit for the segment increased 11.4% to $31 million as higher organic net sales and higher productivity more than offset the negative impact of cost of goods sold inflation.

Cash Flow and Debt Update

For the first quarter of fiscal 2027, net cash used in operating activities totaled $4 million compared to $121 million generated in the prior year period, driven primarily by lower operating profit and higher litigation payments, net of recoveries. Capital expenditures were $124 million compared to $147 million in the prior year period. These items resulted in free cash flow of ($128) million, a decrease of $102 million compared to the prior year. Dividends paid were approximately flat to prior year at $168 million.

The company ended the quarter with net debt of $7.4 billion, representing a $193 million, or 2.5%, reduction in net debt versus the prior year period, resulting in a 3.99x net leverage ratio at the end of the quarter.

Outlook

The company is reaffirming its fiscal 2027 guidance, reflecting:

●Organic net sales change of (3)% to (1)% compared to fiscal 2026
●Adjusted operating margin between 10.0% and 10.5%
●Adjusted EPS between $1.40 and $1.50

Key assumptions incorporated in the above guidance remain unchanged and include:

●	Equity earnings contribution of approximately $140 million
●	Pension income of approximately $25 million
●	Interest expense of approximately $360 million
●	Adjusted effective tax rate of approximately 24%
●Capital expenditures of approximately $550 million
●Free cash flow conversion of greater than 90%
●	Net leverage ratio at fiscal year end of approximately 4.0x

CONAGRA BRANDS

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. For the same reasons, the company is unable to address the probable significance of these items, which could be material to future results. Please see the end of this release for more information.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 7690130. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until September 30, 2027.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2026 net sales of over $11 billion. For more information, visit www.conagrabrands.com.

CONAGRA BRANDS

Note on Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, legal matters, costs and cost savings, impairments, and dividends, as well as other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or comparable terms.

Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, oil, energy and fuel costs, reduced consumer confidence and spending, increased tariffs and taxes, actual or threatened hostilities or war and/or other geopolitical conflicts, declining benefits or changing eligibility requirements under government food assistance programs for consumers, rising unemployment, recessions, supply chain challenges, labor cost increases or shortages, interest rate and currency rate fluctuations; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, pandemics, epidemics, and disease, in humans, plants, and animals; disruptions or inefficiencies in our supply chain and/or operations; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the Company’s competitive environment, cost structure, and related market conditions; risks related to our ability to respond to changing consumer preferences including health and wellness perceptions and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the seasonality of our business; risks associated with our contract manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including regulations or interpretations designed to address climate change; risks related to the Company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risk of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission (the "SEC"). We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company's financial statements. We believe these non-GAAP financial measures provide useful supplemental information to investors to facilitate year-over-year comparisons by removing non-recurring items and other

CONAGRA BRANDS

items impacting comparability such as the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week, as noted in more detail for each measure below. We also believe the below financial measures are used by investors and analysts to assess the company's operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company's diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week to provide a more transparent view of year-over-year comparability. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income. We use this non-GAAP financial measure to provide additional information about the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases after all of the company’s business needs and obligations are met.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company's core operating results. We exclude these items that we believe affect comparability of underlying results from period to period and may obscure trends in our underlying profitability.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. For adjusted EBITDA, we exclude items resulting from infrequently occurring events or items that we believe significantly affect the year-to-year assessment of the company’s operating results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, corporate hedging derivative gains (losses). Since our hedging contracts are generally for future periods, this adjustment facilitates year-over-year comparisons of cost of goods sold, matching the derivative gains and losses with the underlying economic exposure being hedged for the period.

References to adjusted equity method investment income refer to equity method investment income adjusted to exclude the impact of certain restructuring activities and unusual tax items, as applicable, from the Ardent Mills JV.

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2027 guidance includes certain non-GAAP financial measures (organic net sales change, adjusted operating margin, adjusted EPS, net leverage ratio, free cash flow conversion, adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 30, 2026	August 24, 2025	Percent Change
Net sales	$2,595.9	$2,632.6	(1.4)%
Cost of goods sold	1,977.2	1,992.0	(0.7)%
Gross profit	$618.7	$640.6	(3.4)%
Selling, general and administrative expenses	350.3	335.6	4.4%
Gain on divestitures	—	(42.4)	(100.0)%
Operating profit	$268.4	$347.4	(22.7)%
Pension and postretirement non-service income	5.9	6.1	(3.8)%
Interest expense, net	91.8	93.8	(2.1)%
Equity method investment earnings	50.4	29.4	71.8%
Income before income taxes	$232.9	$289.1	(19.4)%
Income tax expense	58.6	124.6	(52.9)%
Net income	$174.3	$164.5	6.0%

Earnings per share - basic
Net income	$0.36	$0.34	5.9%
Basic weighted average shares outstanding	479.3	478.7	0.1%

Earnings per share - diluted
Net income	$0.36	$0.34	5.9%
Diluted weighted average shares outstanding	480.0	479.6	0.1%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 30, 2026	May 31, 2026
ASSETS
Current assets
Cash and cash equivalents	$371.6	$218.0
Receivables, less allowance for doubtful accounts of $4.0 and $3.9	677.0	658.2
Inventories	2,154.0	1,905.4
Prepaid expenses and other current assets	143.9	100.5
Current assets held for sale	13.3	—
Total current assets	3,359.8	2,882.1
Property, plant and equipment, net	2,823.8	2,862.9
Goodwill	8,118.9	8,119.3
Brands, trademarks and other intangibles, net	1,819.8	1,830.7
Other assets	1,579.2	1,566.4
Noncurrent assets held for sale	—	13.0
	$17,701.5	$17,274.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$32.5	$34.2
Current installments of long-term debt	787.5	778.2
Accounts and other payables	1,562.6	1,513.3
Accrued payroll	98.8	201.7
Other accrued liabilities	584.0	660.6
Current liabilities held for sale	—	—
Total current liabilities	3,065.4	3,188.0
Senior long-term debt, excluding current installments	6,940.1	6,456.0
Deferred income taxes	712.0	693.4
Other noncurrent liabilities	579.1	579.4
Total stockholders' equity	6,404.9	6,357.6
	$17,701.5	$17,274.4

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Thirteen Weeks Ended
	August 30, 2026	August 24, 2025
Cash flows from operating activities:
Net income	$174.3	$164.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	97.9	95.3
Asset impairment charges	0.6	1.2
Gain on divestitures	—	(42.4)
Equity method investment earnings in excess of distributions	(32.2)	(0.2)
Stock-settled share-based payments expense	14.3	19.6
Contributions to pension plans	(1.8)	(2.7)
Pension benefit	(3.7)	(4.0)
Other items	1.6	(3.6)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(20.3)	(51.3)
Inventories	(248.6)	(207.4)
Deferred income taxes and income taxes payable, net	10.3	99.3
Prepaid expenses and other current assets	(30.9)	(41.8)
Accounts and other payables	113.3	20.3
Accrued payroll	(102.9)	(29.9)
Other accrued liabilities	50.0	91.7
Litigation receivables, net of recoveries	1.6	65.1
Litigation accruals, net of payments	(27.7)	(53.1)
Net cash flows from operating activities	(4.2)	120.6
Cash flows from investing activities:
Additions to property, plant and equipment	(123.7)	(146.8)
Sale of property, plant and equipment	15.0	6.2
Proceeds from divestitures, net of cash divested	—	643.6
Other items	(1.0)	(1.0)
Net cash flows from investing activities	(109.7)	502.0
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	25.2	31.9
Repayment of short-term borrowings, maturities greater than 90 days	(26.9)	(536.3)
Net repayment of other short-term borrowings, maturities less than or equal to 90 days	—	(258.8)
Issuance of long-term debt	500.0	1,000.0
Repayment of long-term debt	(4.4)	(18.0)
Debt issuance costs	(3.9)	(10.6)
Repurchase of Conagra Brands, Inc. common shares	(44.0)	(15.0)
Cash dividends paid	(167.5)	(167.1)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(12.7)	(18.8)
Other items	1.5	(0.1)
Net cash flows from financing activities	267.3	7.2
Effect of exchange rate changes on cash and cash equivalents	0.2	0.3
Net change in cash and cash equivalents	153.6	630.1
Cash and cash equivalents at beginning of period	218.0	68.0
Cash and cash equivalents at end of period	$371.6	$698.1

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Conagra Brands, Inc.

Reconciliation of Q1 FY27 QTD Organic Net Sales by Segment - YOY Change

(in millions)

Q1 FY27	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,051.1	$1,053.8	$218.1	$272.9	$2,595.9
Impact of foreign exchange [1]	—	—	(5.0)	—	(5.0)
Organic Net Sales	$1,051.1	$1,053.8	$213.1	$272.9	$2,590.9

Year-over-year change - Net Sales	(2.6)%	(2.1)%	2.7%	3.2%	(1.4)%
Impact of foreign exchange (pp) [1]	—	—	(2.4)	—	(0.2)
Net sales from divested businesses (pp)	0.6	0.5	0.6	0.1	0.5
Organic Net Sales	(2.0)%	(1.6)%	0.9%	3.3%	(1.1)%

Volume (Organic)	(5.4)%	(0.1)%	(0.7)%	2.5%	(2.1)%
Price/Mix	3.4%	(1.5)%	1.6%	0.8%	1.0%

Q1 FY26	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,079.6	$1,076.2	$212.3	$264.5	$2,632.6
Net sales from divested businesses	(7.0)	(4.9)	(1.1)	(0.2)	(13.2)
Organic Net Sales	$1,072.6	$1,071.3	$211.2	$264.3	$2,619.4

1 Excludes the impact of foreign exchange related to divested businesses.

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Conagra Brands, Inc.

Reconciliation of Q1 FY27 Adj. Operating Profit by Segment - YOY Change

(in millions)

Q1 FY27	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$205.2	$102.1	$34.4	$30.9	$(104.2)	$268.4
Restructuring plans	2.2	3.2	—	—	4.3	9.7
Legal matters, net of recoveries	(2.5)	(5.7)	—	—	16.3	8.1
Environmental matters	—	—	—	—	3.0	3.0
Executive transition costs	—	—	—	—	3.5	3.5
Corporate hedging derivative losses (gains)	—	—	—	—	5.2	5.2
Adjusted Operating Profit	$204.9	$99.6	$34.4	$30.9	$(71.9)	$297.9

Operating Profit Margin	19.5%	9.7%	15.8%	11.3%		10.3%
Adjusted Operating Profit Margin	19.5%	9.4%	15.8%	11.3%		11.5%
Year-over-year % change - Operating Profit	(21.5)%	(9.6)%	(7.9)%	11.4%	13.0%	(22.7)%
Year-over-year % change - Adjusted Operating Profit	(7.2)%	(13.0)%	(8.6)%	11.4%	(20.0)%	(4.1)%
Year-over-year bps change - Operating Profit	(470) bps	(81) bps	(182) bps	83 bps		(285) bps
Year-over-year bps change - Adjusted Operating Profit	(95) bps	(118) bps	(196) bps	83 bps		(33) bps

Q1 FY26	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$261.6	$113.0	$37.4	$27.7	$(92.3)	$347.4
Restructuring plans	2.0	1.0	0.3	—	1.1	4.4
Acquisitions and divestitures	—	—	—	—	1.5	1.5
Loss (gain) on sale of business	(42.8)	0.4	—	—	—	(42.4)
Legal matter recoveries	—	—	—	—	(2.4)	(2.4)
Corporate hedging derivative losses (gains)	—	—	—	—	2.2	2.2
Adjusted Operating Profit	$220.8	$114.4	$37.7	$27.7	$(89.9)	$310.7

Operating Profit Margin	24.2%	10.5%	17.6%	10.5%		13.2%
Adjusted Operating Profit Margin	20.5%	10.6%	17.7%	10.5%		11.8%

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Conagra Brands, Inc.

Reconciliation of Q1 FY27 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q1 FY27	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income	Diluted EPS from net income
Reported	$618.7	$350.3	$268.4	$232.9	$58.6	25.2%	$174.3	$0.36
% of Net Sales	23.8%	13.5%	10.3%
Restructuring plans	2.9	6.8	9.7	9.7	2.3		7.4	0.02
Legal matters, net of recoveries	(8.2)	16.3	8.1	8.1	2.0		6.1	0.01
Environmental matters	—	3.0	3.0	3.0	0.7		2.3	—
Executive transition costs	—	3.5	3.5	3.5	0.2		3.3	0.01
Corporate hedging derivative losses (gains)	5.2	—	5.2	5.2	1.3		3.9	0.01
Adjusted	$618.6	$320.7	$297.9	$262.4	$65.1	24.8%	$197.3	$0.41
% of Net Sales	23.8%	12.4%	11.5%
Year-over-year % of net sales change - reported	(50) bps	74 bps	(285) bps
Year-over-year % of net sales change - adjusted	(62) bps	(29) bps	(33) bps

Year-over-year change - reported	(3.4)%	4.4%	(22.7)%	(19.4)%	(52.9)%		6.0%	5.9%
Year-over-year change - adjusted	(3.9)%	(3.7)%	(4.1)%	4.0%	3.1%		4.3%	5.1%

Q1 FY26	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income	Diluted EPS from net income
Reported	$640.6	$335.6	$347.4	$289.1	$124.6	43.1%	$164.5	$0.34
% of Net Sales	24.3%	12.7%	13.2%
Restructuring plans	0.7	3.7	4.4	4.4	1.1		3.3	0.01
Acquisitions and divestitures	—	1.5	1.5	1.5	0.4		1.1	—
Loss (gain) on sale of business	—	—	(42.4)	(42.4)	(62.8)		20.4	0.04
Legal matter recoveries	—	(2.4)	(2.4)	(2.4)	(0.6)		(1.8)	—
Corporate hedging derivative losses (gains)	2.2	—	2.2	2.2	0.5		1.7	—
Adjusted	$643.5	$332.8	$310.7	$252.4	$63.2	25.0%	$189.2	$0.39
% of Net Sales	24.4%	12.6%	11.8%

1 Includes advertising and promotion (A&P) expense of $60.9 million and $52.9 million for Q1 FY27 and Q1 FY26, respectively. A&P as a percentage of net sales was 2.3% and 2.0% for Q1 FY27 and Q1 FY26, respectively.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of QTD Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	Q1 FY27	Q1 FY26	% Change
Net cash flows from operating activities	$(4.2)	$120.6	N/A
Additions to property, plant and equipment	(123.7)	(146.8)	(15.7)%
Free cash flow	$(127.9)	$(26.2)	388.2%

	August 30, 2026	August 24, 2025
Notes payable	$32.5	$41.5
Current installments of long-term debt	787.5	1,015.7
Senior long-term debt, excluding current installments	6,940.1	7,222.6
Total Debt	$7,760.1	$8,279.8
Less: Cash and cash equivalents	371.6	698.1
Net Debt	$7,388.5	$7,581.7

	FY26	Q1 FY26 YTD	Q1 FY27 YTD	Q1 FY27 TTM
	(a)	(b)	(c)	(a)-(b)+(c)
Net income (loss)	$(1,916.2)	$164.5	$174.3	$(1,906.4)
Add Back: Income tax expense	91.8	124.6	58.6	25.8
Interest expense, net	382.6	93.8	91.8	380.6
Depreciation	352.9	84.5	87.1	355.5
Amortization	43.1	10.8	10.8	43.1
Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA)	$(1,045.8)	$478.2	$422.6	$(1,101.4)
Restructuring plans[2]	37.7	3.9	9.0	42.8
Goodwill and brand impairment charges	2,929.6	—	—	2,929.6
Acquisitions and divestitures	1.5	1.5	—	—
(Gain) loss on sale of business	(42.2)	(42.4)	—	0.2
Legal matters, net of recoveries	(37.4)	(2.4)	8.1	(26.9)
Ardent JV restructuring activities	7.5	—	—	7.5
Ardent JV asset impairment	2.4	—	—	2.4
Environmental matters	5.4	—	3.0	8.4
Executive transition costs	8.1	—	3.5	11.6
Corporate hedging derivative losses (gains)	(3.6)	2.2	5.2	(0.6)
Pension settlement and valuation adjustment	(22.5)	—	—	(22.5)
Unusual tax items	(0.3)	—	—	(0.3)
Adjusted EBITDA	$1,840.4	$441.0	$451.4	$1,850.8

Net Debt[1]				$7,388.5

Net Debt to Adjusted EBITDA[3]				3.99

1 As of August 30, 2026.

2 Excludes comparability items related to depreciation.

3 The company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month (TTM) period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q1 FY27 QTD EBITDA - YOY Change

(in millions)

	Q1 FY27	Q1 FY26	% Change
Net income	$174.3	$164.5	6.0%
Add Back: Income tax expense	58.6	124.6
Interest expense, net	91.8	93.8
Depreciation	87.1	84.5
Amortization	10.8	10.8
Earnings before interest, taxes, depreciation, and amortization	$422.6	$478.2	(11.6)%
Restructuring plans [1]	9.0	3.9
Corporate hedging derivative losses (gains)	5.2	2.2
Environmental matters	3.0	—
Executive transition costs	3.5	—
Legal matters, net of recoveries	8.1	(2.4)
Acquisitions and divestitures		1.5
Gain on sale of business	—	(42.4)
Adjusted Earnings before interest, taxes, depreciation, and amortization	$451.4	$441.0	2.4%

1 Excludes comparability items related to depreciation.